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                                 EXHIBIT (99-2)

          Directors and Officers (First) Liability Binder of Insurance
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COMPANY:             Corporate Officers & Directors Assurance Limited
                     ACE Global Headquarters
                     17 Woodbourne Avenue
                     Hamilton HM 08
                     Bermuda

Corporate Officers and Directors Assurance Ltd. (CODA) is pleased to confirm binding the following:

POLICY PERIOD:       June 30, 2004 to June 30, 2005
LIMIT OF LIABILITY:  Primary $25,000,000
AGGREGATE:           $25,000,000
PREMIUM:             $985,000

PREMIUM:

June 30, 2004 to June 30, 2005 ....   $   985,000
Year 2 (Deposit) ..................   $   345,000
Year 3 (Deposit) ..................   $   350,000
                                      -----------
Total .............................   $ 1,680,000
Less Cash on Hand .................   $  (695,000)
                                      -----------
Amount Due ........................   $   985,000
                                      ===========

SPECIAL CONDITIONS

1. The cover provided will continue to be Side A D&O only (no Corporate Reimbursement).

2. Cover will continue on Policy Form CODA Premier 01 ED 10/00 with existing endorsements except as provided for herein. Policy Number continues to be PG-106C.

3.    Definition of Manager amended by insetting the numbers 1), 2) and 3).

4. Unless otherwise agreed to prior to the premium due date, CODA requires payment of 90% of the above quoted premium.

5. The appropriate premium must be received by Corporate Officers & Directors Assurance Ltd. by July 9, 2004.

6. Please note that for regulatory reasons all payments relating to U.S. based insureds must be transacted through a resident Bermuda broker.

Best Regards,

/s/ DAVID GUTTERIDGE
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David Gutteridge
Corporate Officers & Directors Assurance Ltd.